Exhibit 23

- Consent of Independent Registered Public Accounting Firm -

Board of Directors and Stockholders

First Community Bankshares, Inc.

Bluefield, Virginia

We consent to the incorporation by reference in the Registration Statements pertaining to the 2012 Omnibus Equity Compensation Plan (Form S‑8, No. 333‑183057, as amended) and the Employee Stock Ownership and Savings Plan (Form S‑8, No. 333‑63865, as amended) of First Community Bankshares, Inc. of our reports dated March 3, 2022, with respect to the consolidated financial statements of First Community Bankshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2021.

/s/ DIXON HUGHES GOODMAN LLP

Charlotte, North Carolina

March 3, 2022